Exhibit to Item 77I

Terms of New or Amended Securities


On November 27, 2013, RBC Funds Trust (the "Trust") issued shares of beneficial interest in Class A shares of the RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Emerging Market Corporate Bond Fund, RBC BlueBay Global High Yield Bond Fund and RBC BlueBay Absolute Return Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of Class A shares of the RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Emerging Market Corporate Bond Fund, RBC BlueBay Global High Yield Bond Fund and RBC BlueBay Absolute Return Fund is incorporated by reference to Post-Effective Amendment No. 54 to the Registration Statement as filed with the SEC via EDGAR on November 27, 2013. (Accession No. 0000897101-13-001765).